Exhibit 10.8

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT.  THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”).  A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED WITH THE  U.S. SECURITIES AND EXCHANGE COMMISSION.

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

This Agreement is made as of June 12, 1997 (“Effective Date”) between Thompson Creek Mining Ltd., a Canadian corporation (“Thompson Creek”), the address of which is 5241 S. Quebec Street, Suite 103, Englewood, Colorado 80111 and Nissho Iwai Moly Resources, Inc. (Canada), a British Columbia corporation (“Nissho Iwai”), the address of which is Suite 2624-1055 Dunsmuir Street, Vancouver, British Columbia, V7X1L3.

RECITALS

A.                       Concurrent with this Agreement Thompson Creek and Nissho Iwai are acquiring ownership and control of the Endako Molybdenum Mine and Processing Plant and other certain properties in British Columbia, Canada, which properties are described in Exhibit A and defined in Exhibit D.

B.                         Mining is currently being conducted on the Properties.

C.                         The parties intend to continue Mining and to explore for additional ore deposits on the Properties.

D.                        Thompson Creek and Nissho Iwai wish to set forth their agreement with respect to the exploration, evaluation, development and mining of mineral resources within the Properties.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, Thompson Creek and Nissho Iwai agree as follows:

ARTICLE I

DEFINITIONS AND CROSS-REFERENCES

1.1                   Definitions. The terms defined in Exhibit D and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2                   Cross-References. References to “Exhibits,” “Articles,” “Sections” and “Subsections” refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II
NAME, PURPOSES AND TERM

2.1                   General.Thompson Creek and Nissho Iwai hereby enter into this Agreement for the specific purposes and undertaking hereinafter stated. This Agreement does not create any rights, interests or obligations in respect of any other business undertakings of any of the parties. All of the rights and obligations of the Participants in connection with the Assets or the Area of Interest and all Operations shall be subject to and governed by this Agreement.

2.2                   Name.                                    The Assets shall be managed and operated by the Participants under the name of Endako Joint Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

2.3                   Purposes.                This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:

(a)                    to conduct Exploration within the Area of Interest,

(b)                   to acquire additional real property and other interests within the Area of Interest,

(c)                    to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining,

(d)                   to engage in Mining and Operations on the Properties,

(e)                    to engage in marketing Products, to the extent provided by Article XI,

(f)                      to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g)                   to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

2.4                   Limitation.          Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this

Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Section 4.

2.5 Term.                  The term of this Agreement shall be for twenty (20) years from the Effective Date and for so long thereafter as Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, any required Environmental Compliance is completed and accepted and the Participants have agreed to a final accounting, unless the Business is earlier terminated as herein provided. For purposes hereof, Products shall be deemed to be produced from the Properties on a “continuous basis” so long as production in commercial quantities is not halted for more than fifteen hundred (1500) consecutive days, inclusive of force majeure.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES

3.1                   Representations and Warranties of Both Participants. As of the Effective Date, each Participant warrants and represents to the other that:

(a)                      it is a corporation duly organized and in good standing in its province of incorporation and is qualified to do business and is in good standing in those provinces where necessary in order to carry out the purposes of this Agreement;

(b)                     it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)                      it will not breach any other agreement or arrangement by entering into or performing this Agreement;

(d)                     it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

(e)                      this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

3.2                   Disclosures.                                  Each of the Participants represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed to the other

Participant or, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Article from being materially misleading. Each Participant represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

3.3                   Record Title.                                  Title to the Assets shall be held by Thompson Creek for Thompson Creek and in trust for Nissho Iwai as beneficial owner, as their Participating Interests are determined pursuant to this Agreement. Forthwith upon request of Nissho Iwai, Thompson Creek will transfer to Nissho Iwai bare legal title to the Assets in proportion to Nissho Iwai’s Participating Interest at such time. Such transfer will be in a form suitable to be registered in all applicable offices of public record as Nissho Iwai may reasonably request. The cost of such transfer will be paid out of the Business Account.

3.4                   Loss of Title.                                  In respect of any failure or loss of title to the-Assets, all costs of defending title shall be charged to the Business Account.

3.5                   Royalties, Production Taxes and Other Payments Based on Production.                                    All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities shall be determined and made by each Participant in proportion to its Participating Interest, and each Participant undertakes to make such payments timely and otherwise in accordance with applicable laws and agreements. If separate payment is not permitted, each Participant shall determine and pay its proportionate share in advance to the Participant obligated to make such payment and such Participant shall hold such amount in trust for the Participants and shall timely make such payment. Each Participant shall furnish to the other Participant evidence of timely payment for all such required payments. In the event that either Participant fails to make any such required payment, the other Participant shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the other Participant shall not constitute acceptance by the paying Participant of any liability to such third party for the underlying obligation.

3.6                   Indemnities/Limitation of Liability.

(a)                      Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates (collectively “Indemnified Participant”) from and against the entire amount of any Material Loss. A “Material Loss” shall mean all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant

(“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement, including without limitation:

(i)                          any failure by a Participant to determine accurately and make timely payment of its proportionate share of required royalties, production taxes and other payments out of production to third parties as required by Section 3.5;

(ii)                       any action taken for or obligation or responsibility assumed on behalf of the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 4.1;

(iii)                    failure of a Participant or its Affiliates to comply with the non-compete or Area of Interest provisions of Section 12.6 or Article XIII;

(iv)                   failure of a Participant or its Affiliates to comply with the preemptive right under Section 16.3 and Exhibit H.

A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of Five Hundred Thousand Dollars ($500,000) relating to breaches of warranties, representations and covenants contained in this Agreement.

(b)                      If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant’s expense, employment of counsel of the Indemnifying Participant’s choice. Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

ARTICLE IV

RELATIONSHIP OF THE PARTICIPANTS

4.1                   No Partnership.                  Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, or to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership. Neither Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant=s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

4.2                   Tax Statements.                  Each of the parties shall file their own individual tax returns and accompanying financial statements in respect of the assets and the revenues and expenses associated with that party’s interest in the joint venture. No financial statements shall be prepared nor filed regarding the business carried on by the joint venture other than operating statements prepared in accordance with Article X and Subsection 8.2(m) and except as may otherwise be required by law.

4.3                   Deleted.

4.4                   Other Business Opportunities.      Except as expressly provided in this Agreement or in the Sales Representative Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Participant. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to this Business nor to any other activity or operation of either Participant. Neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 12.6, within the Area of Interest after the termination of the Business. Unless otherwise agreed in writing, neither Participant shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Participant.

4.5                   Waiver of Rights to Partition or Other Division of Assets.  The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

4.6                   Transfer or Termination of Rights to Properties.               Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

4.7                   Implied Covenants.   There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

ARTICLE V

CONTRIBUTIONS BY PARTICIPANTS

5.1                   Participants’ Initial Contributions.

(a)                      Thompson Creek, as its Initial Contribution, hereby contributes its 75% interest in the Assets described in Exhibit A to the purposes of this Agreement. The amount of *** shall be credited to Thompson Creek’s Equity Account on the Effective Date with respect to Thompson Creek’s Initial Contribution.

(b)                     Nissho Iwai, as its Initial Contribution, hereby contributes its 25% interest in the Assets described in Exhibit A to the purposes of this Agreement. The amount of *** shall be credited to Nissho Iwai’s Equity Account on the Effective Date with respect to Nissho Iwai’s Initial Contribution.

5.2                   Additional Contributions.  The Participants, subject to any election permitted by Subsection 9.5(a), shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests.

ARTICLE VI

INTERESTS OF PARTICIPANTS

6.1                   Initial Participating Interests. The Participants shall have the following initial Participating Interests:

Thompson Creek                        -                      75%

Nissho Iwai                                 -                      25%

6.2                   Changes in Participating Interests.                  The Participating Interests shall be adjusted from time to time upon the occurrence of any of the following events:

(a)                      Upon withdrawal or deemed withdrawal as provided in Section 6.3, and Article XII;

(b)                     Upon an election by either Participant pursuant to Section 9.5 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget;

(c)                      In the event of default by either Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke any of the remedies in Section 10.5;

(d)                     Upon Transfer by either Participant of part or all of its Participating Interest in accordance with Article XVI; or

(e)                      Upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.

6.3                   Elimination of Minority Interest.

(a)                      A Reduced Participant whose Recalculated Participating Interest becomes less than five percent (5%) shall be deemed to have withdrawn from the Business and shall relinquish its entire Participating Interest free and clear of any Encumbrances arising by, through or under the Reduced Participant, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A or to which the Participants have agreed. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant. The Reduced Participant’s Capital Account shall be transferred to the remaining Participant. The Reduced Participant shall have the right to receive five percent (5%) of Net Proceeds, if any, to a maximum amount of fifty percent (50%) of the Reduced Participant’s Equity Account balance as of the effective date of the withdrawal. Upon receipt of such amount, and subject to Section 6,3(b) and Section 6.4, the Reduced Participant shall thereafter have no further right, title, or interest in the Assets or under this Agreement. In such event, the Reduced Participant shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Assets to the remaining Participant.

(b)                     The relinquishment, withdrawal and entitlement for which this Section provides shall be effective as of the effective date of the recalculation under Sections 9.5 or 10.5. However, if the final adjustment provided under Section 9.6 for any recalculation under Section 9.5 results in a Recalculated Participating Interest of five percent (5%) or more: (i) the Recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) the right to Net Proceeds under Subsection 6.3(a) shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d). Similarly, if such final adjustment under Section 9.6 results in a Recalculated Participating Interest for either Participant of less than five percent (5%) for a Program Period as to which the provisional calculation under Section 9.5 had not resulted in a Participating Interest of less than five percent (5%), then such Participant, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest of five percent (5%). If no such election is made, such Participant shall be deemed to have withdrawn under the terms of Subsection 6.3(a) as of the beginning of such Program Period, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d), including of any Net Proceeds to which such Participant may be entitled for such Program Period.

6.4                   Continuing Liabilities Upon Adjustments of Participating Interests.                   Any reduction or elimination of either Participant’s Participating Interest under Section 6.3 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Participant’s share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of

Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant’s initial Participating Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Exhibit B, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, of the cost of satisfying such Continuing Obligations, notwithstanding that either Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to an interest in Net Proceeds pursuant to Subsection 6.3(a).

6.5                   Documentation of Adjustments to Participating Interests.     Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, shall be made monthly. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.

6.6                   Grant of Lien and Security Interest.

(a)                      Subject to Section 6.7, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

(b)                     The liens and security interests granted by Subsection 6.6(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4. Each Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

6.7                   Subordination of Interests.                              Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 6.6 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof. In addition Thompson Creek will subordinate its lien hereunder to all security interests granted from time to time pursuant to the Credit Facility Agreement.

ARTICLE VII

MANAGEMENT COMMITTEE

7.1                   Organization and Composition.      The Participants hereby-establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of three (3) member(s) appointed by Thompson Creek and two (2) member(s) appointed by Nissho Iwai. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Participant shall be made or changed by notice to the other members. Thompson Creek shall designate one of its members to serve as the chair of the Management Committee.

7.2                   Decisions.

(a)                      Each Participant, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Participating Interest. Except as provided in Section 7.2 (b) and otherwise in this Agreement, the vote of the Participant with a Participating Interest over fifty (50%) shall determine the decisions of the Management Committee.

(b)                     The following matters shall require the unanimous vote of the Management Committee:

(i)                        disposition of all or a substantial portion of the Assets including by way of liquidation or winding up;

(ii)                     contracts with affiliates over $500,000 or sales of product to affiliates of Nissho Iwai Corporation or Thompson Creek Metals LLC;

(iii)                  compensation for management of the Business;

(iv)                 modification of this Agreement;

(v)                    any change in business purpose;

(vi)                 any modifications or replacements to the Production Plan;

(vii)              investment in other companies;

(viii)           any borrowing by the joint venture or loan to any third party or any guarantee;

(ix)                   changes in the Manager other than by reasons of default; and

(x)                      except as provided in Subsection 9.9, a discretionary capital expenditure in excess of $1,000,000.

7.3                   Meetings.

(a)                      The Management Committee shall hold regular meetings at least quarterly in Englewood, Colorado, or at other agreed places. The Manager shall give twenty (20) days notice to the Participants of such meetings. Additionally, either Participant may call a special meeting upon seven (7) days notice to the other Participant. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present; provided, however, that if a Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Participant is represented by at least one appointed member, and a vote of such Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

(b)                     If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Participant may call the next meeting upon ten (10) days notice to the other Participant.

(c)                      Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered if either Participant adds the matter to the agenda at least two (2) business days before the meeting or with the consent of the other Participant. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participant within ten (10) days after the meeting. Either Participant may electronically record the proceedings of a meeting. The other Participant shall sign and return or object to the minutes prepared by the Manager within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Participant’s proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.

7.4                   Action Without Meeting in Person.                   In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 7.3(c). The Management Committee may also take actions in writing signed by all members.

7.5                   Matters Requiring Approval.      Except as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

ARTICLE VIII

MANAGER

8.1                   Appointment.                                 The Participants hereby appoint Thompson Creek as the Manager with overall management responsibility for Operations.

8.2                   Powers and Duties of Manager.      Subject to the terms and provisions of this Agreement, and the supervision of the Management Committee, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets.

(a)                      The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article IX.

(b)                     The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and Budgets, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

(c)                      The Manager shall use reasonable efforts to:       (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

(d)                     The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

(e)                      The Manager shall:  (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant’s sales revenue or net income and taxes, including production taxes, attributable to a Participant’s share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets in a condition suitable to conduct Operations in accordance with this Agreement.

(f)                        The Manager shall:  (i) apply for all necessary permits, claims licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision for a violation if it has complied with its standard of care under Section 8.3. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

(g)                     The Manager shall prosecute and defend, but shall -not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The Manager shall not approve in advance any settlement involving payments, commitments or obligations in excess of Fifty Thousand Dollars ($50,000) in cash or value without the prior written consent of the non-managing Participant.

(h)                     The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.

(i)                         The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV. Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of One Hundred Thousand Dollars ($100,000); (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 11.1; (iii) begin a liquidation of the Business; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business.

(j)                         The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors but may not assign or subcontract out all or substantially all of its responsibilities without consent pursuant to Subsection 7.2(b).

(k)                      The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants.

(1)                      The Manager shall maintain Equity Accounts for each Participant. Each Participant’s Equity Account shall be credited with the value of such Participant’s contributions under Subsections 5.1 (a) and 5.1(b) and shall be credited with amounts contributed by such Participant under Section 5.2. Each Participant’s Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Participants, the Manager shall reasonably estimate the fair market value of all Products distributed to the Participants, and such estimated value shall be used regardless of the actual amount received by each Participant upon disposition of such Products.

(m)                   The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within thirty (30) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request. Subject to Article XVIII, at all reasonable times the Manager shall provide the Management Committee, or other representative of a Participant upon the request of such Participant’s member of the Management Committee, access to, and the right to inspect and, at such Participant’s cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager, subject to Article XVIII. In addition, the Manager shall allow the non-managing Participant, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participant does not unreasonably interfere with Operations.

(n)                     The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(o)                     The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(p)                     The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(q)                     The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 7.1.

8.3                   Standard of Care.        The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence. The Manager shall not be in default of any of its duties under Section 8.2 if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.

8.4                   Resignation; Deemed Offer to Resign.   The Manager may resign upon not less than nine (9) months’ prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within thirty (30) days after the notice of resignation. If any of the following shall occur, at the option of the other Participant, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Participant at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote. The other Participant may appoint itself or a third party as the Manager.

(a)                      The aggregate Participating Interest of the Manager and its Affiliates becomes less than fifty percent (50%);

(b)                     The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance;

(c)                      The Manager fails to pay or contest in good faith its bills and Business debts as such obligations become due;

(d)                     A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

(e)                      The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

(f)                        Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

8.5                   Payments To Manager.               The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.

8.6                   Transactions With Affiliates.               If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favourable than would be the case in arm’s-length transactions with unrelated persons.

8.7                   Activities During Deadlock.                       If the Management Committee for any reason fails to adopt an Exploration, Pre-Feasibility Study, Feasibility Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Properties. If the Management Committee for any reason fails to adopt Programs and Budgets subsequent to the initial Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Program and Budget. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.

ARTICLE IX

PROGRAMS AND BUDGETS

9.1                   Initial Program and Budget.                       The Initial Program and Budget to which both Participants have agreed is hereby adopted and is attached as Exhibit G.

9.2                   Operations Pursuant to Programs and Budgets.                     Except as otherwise provided in Section 9.13, and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall conform to the Production Plan and provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

9.3                   Presentation of Programs and Budgets.                               Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 7.2 and 9.4. Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least three (3) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration. The Manager will submit its first Program and Budget on or before August 31, 1997.

9.4                   Review and Adoption of Proposed Programs and Budgets.       Within sixty (60) days after submission of a proposed Program and Budget which includes all background information reasonably required to evaluate it, each Participant shall submit in writing to the Management Committee:

(a)                      Notice that the Participant approves any or all of the components of the proposed Program and Budget;

(b)                     Modifications proposed by the Participant to the components of the proposed Program and Budget; or

(c)                      Notice that the Participant rejects any or all of the components of the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Participant for adoption of the Manager’s proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Subsections 9.4(a), (b) or (c), then the Manager working with the other Participant shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Participants. The Manager shall then call a Management Committee meeting in accordance with Section 7.3 for purposes of reviewing and voting upon the proposed Program and Budget.

9.5                   Election to Participate.

(a)                      By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in the approved Program and Budget: (i) in proportion to its respective Participating Interest, (ii) in some lesser amount than its respective Participating Interest, or (iii) not at all. In case of an election under Subsection 9.5(a)(ii) or (iii), its Participating Interest shall be recalculated as provided in Subsection 9.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Participant fails to so notify the Management Committee of the extent to which it elects to participate, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period;

(b)                     If a Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be provisionally recalculated by dividing: (A) the sum of (1) the amount credited to the Reduced Participant’s Equity Account with respect to its Initial Contribution under Section 5.1, (2) the total of all of the Reduced Participant’s contributions under Section 5.2, and (3) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by seventy five percent (75%); or

The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

(c)                      Whenever the Participating Interests are recalculated pursuant to this Subsection 9.5, (i) the Equity Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

(d)                     An illustration of the manner in which adjustment described in Section 9.5 would be effected is as follows: Assuming

(i)                        there are two patties (A and B);

(ii)                     the total amount to be contributed pursuant to an approved Program and Budget is 24,000,000; and

(iii)                  A’s Participating Interest is 25% and B’s Participating Interest is 75%.

(iv)                 the amount in Party A’s Equity Account with respect to its Initial Contribution: ***

(v)                    the amount in Party B’s Equity Account with respect to its Initial Contribution: ***

(vi)                 total of Party A’s contributions under Section 5.2: $2,500,000;

(vii)              total of Party B’s contributions under Section 5.2: $7,500,000;

(viii)           A’s contribution to adopted Program: $4,000,000;

(ix)                   B’s contribution to adopted Program: $18,000,000.

Then, Party A’s revised Participating Interest would be calculated as follows:

(*** + $2,500,000 + $4,000,000)

*** + $10,000,000 + 22,000,000

= *** x 75%

= ***%

9.6                   Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

(a)                      If a Participant makes an election under Subsection 9.5(a)(ii) or (iii), then within thirty (30) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

(b)                     If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to

Subsection 9.5(b) by substituting each Participant’s actual contribution to the adopted Budget for that Participant’s estimated contribution at the time of the Reduced Participant’s election under Subsection 9.5(a).

(c)                      All recalculations under this Section IX shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget.

(d)                     Whenever the Participating Interests are recalculated pursuant to this Section, (i) the Participants’ Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

9.7                   Expansion or Modification Programs and Budgets.        Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within sixty (60) days following receipt by the Manager of such Feasibility Study.

9.8                   Budget Overruns; Program Changes.     The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than ten percent (10%) in the aggregate, then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.9 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests nor deemed a contribution under this Agreement. Budget overruns of ten percent (10%) or less in the aggregate shall be borne by the Participants in proportion to their respective Participating Interests.

9.9                   Emergency or Unexpected Expenditures.                            In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.

ARTICLE X

ACCOUNTS AND SETTLEMENTS

10.1            Monthly Statements.                            The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

10.2            Cash Calls.  On the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing -or a billing made pursuant to Section 9.9 or 12.4, each Participant shall advance its proportionate share of such cash requirements based upon the percentage that it has agreed to advance pursuant to Section 9.5. The Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to fifteen (15) days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

10.3            Failure to Meet Cash Calls.                          A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with Article VI. In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies, and elections specified in Sections 10.4 and 10.5.

10.4            Cover Payment.                    If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a “Cover Payment”). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3.

If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

10.5            Remedies.              The Participants acknowledge that if either Participant defaults in making a contribution required by Article V or a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Participants acknowledge and recognize that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, elect any of the following remedies by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.

(a)                      The defaulting Participant grants to the non-defaulting Participant a power of sale as to all or any portion of its interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in Section 6.6 (whether or not such lien and security interest has been perfected), upon a default under Sections 10.3 or 10.4. Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Participant elects to enforce the lien or security interest pursuant to the terms of this Subsection, the defaulting Participant shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshalling of assets, and any required bond in the event a receiver is appointed, and the defaulting Participant shall be liable for any deficiency.

(b)                     The non-defaulting Participant may elect to have the defaulting Participant’s Participating Interest reduced or eliminated as follows:

(i)                          The Reduced Participant’s Participating Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Participant’s Initial Contribution under Section 5.1, (2) the total of all of the Reduced Participant’s contributions under Section 5.2, and (3) the amount, if any, the Reduced Participant contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by sixty percent (60%).

The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant.

(ii)                       Dilution under this Subsection 10.5(b) shall be effective as of the date of the original default, and Section 9.6 shall not apply. The amount of any Cover Payment under Section 10.4 and interest thereon, or any interest accrued in accordance with Section 10.3, shall be deemed to be amounts contributed by the non-defaulting Participant, and not as amounts contributed by the defaulting Participant.

(iii)                    Whenever the Participating Interests are recalculated pursuant to this Subsection 10.5(b), (A) the Equity Accounts of both Participants shall be adjusted to bear the same ratio to each other as their Recalculated Participating Interests; and (B) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participant.

(iv)                   The defaulting Participant shall be deemed to have withdrawn and to have automatically relinquished its interest in the Assets to the non-defaulting Participant; provided, however, the defaulting Participant shall have the right to receive only from five percent (5%) of Net Proceeds, if any, and not from any other source, an amount equal to fifty percent (50%) of the defaulting Participant’s Equity Account balance at the time of such default. Upon receipt of such amount the defaulting Participant shall thereafter have no further right, title or interest in the Assets, but shall remain liable to the extent provided in Section 6.4.

10.6 Audits.

(a)                      Within ninety (90) days after the end of each calendar year, at the request of a Participant, an audit shall be completed by certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless either Participant elects to conduct an independent audit pursuant to Subsection 10.6(b) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Subsection 10.6(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this Subsection shall be charged to the Business Account.

(b)                     Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participant thirty (30) days prior notice of such audit. Any audit conducted on behalf of either Participant shall be made during the Manager’s normal business hours and shall not interfere with Operations. Neither Participant shall have the right to audit records and accounts of the Business relating to transactions or Operations more than twenty-four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.

ARTICLE XI

DISPOSITION OF PRODUCTION

11.1            Taking In Kind.                   Each Participant shall take in kind or separately dispose of its share of all Products in proportion to its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by either Participant of its proportionate share of Products shall be borne by such Participant. The marketing and selling of Products shall be accomplished pursuant to the Sales Representative Agreement set forth as Exhibit I hereto. The Manager shall give notice in advance of the anticipated delivery date upon which Products will be available.

11.2            Hedging.                     Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

ARTICLE XII

WITHDRAWAL AND TERMINATION

12.1            Termination by Expiration or Agreement.  This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement.

12.2            If the Management Committee fails to agree upon an amended Production Plan for six months after the Manager submits it to the other Participant either Participant may elect to terminate the Business by giving ninety (90) days notice of termination to the other Participant.

12.3            Withdrawal.   A Participant may elect to withdraw from the Business by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or thirty (30) days after the date of the notice. Upon such withdrawal, the Business shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing Participant, except those described in Paragraph 1.1 of Exhibit A and those to which both Participants have agreed. The withdrawing Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the transfer of its interests in the Assets to the other Participant. If within a sixty (60) day period both Participants elect to withdraw, then the Business shall instead be deemed to have been terminated by the consent of the Participants pursuant to Section 12.1.

12.4            Continuing Obligations and Environmental Liabilities.                    On termination of the Business under Sections 12.1, 12.2 or 12.3, each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations. The withdrawing Participant’s share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).

12.5            Disposition of Assets on Termination.     Promptly after termination under Sections 12.1 or 12.2, the Manager shall take all action necessary to wind up the activities of the Business. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.

12.6            Non-Compete Covenants.     Neither a Participant that withdraws pursuant to Section 12.3, or is deemed to have withdrawn pursuant to Sections 6.3 or 10.5, nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twenty-

four (24) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.6, such Participant shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing Participant, if the acquiring party is the withdrawing Participant’s Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within ten (10) days after the offer is received by such non-withdrawing Participant. Failure of a Participant’s Affiliate to comply with this Section 12.6 shall be a breach by such Participant of this Agreement.

12.7            Right to Data After Termination.                                After termination of the Business pursuant to Sections 12.1 or 12.2, each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled, to any such copies after any other termination or withdrawal.

12.8            Continuing Authority.                   On termination of the Business under Sections 12.1, 12.2 or 12.3 or the deemed withdrawal of either Participant pursuant to Sections 6.3 or 10.5, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Business, encumber Assets, and, except as provided in the Credit Facility Agreement of even date herewith, take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XIII

ACQUISITIONS WITHIN AREA OF INTEREST

13.1            General.                       Any interest or right to acquire any interest in real property or water rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Participant (“Acquiring Participant”) or any Affiliate of such Participant shall be subject to the terms and provisions of this Agreement. Thompson Creek and Nissho Iwai and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest. Failure of any Affiliate of either Participant to comply with this Article XIII shall be a breach by such Participant of this Agreement.

13.2            Notice to Non-Acquiring Participant.          Within thirty (30) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article XIII. The Acquiring Participant’s notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participant.

13.3            Option Exercised.   Within ninety (90) days after receiving the Acquiring Participant’s notice, the other Participant may notify the Acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Participant shall convey or cause its Affiliate to convey to the Participants, in proportion to their respective Participating Interests, by special warranty deed with title held as described in Section 3.4, all of the Acquiring Participant’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Participant (or its Affiliate) other than those to which both Participants have agreed. The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice. The other Participant shall promptly pay to the Acquiring Participant its proportionate share of the latter’s actual out-of-pocket acquisition costs.

13.4            Option Not Exercised.                      If the other Participant does not give such notice within the ninety (90) day period set forth in Section 13.3, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.

ARTICLE XIV

ABANDONMENT AND SURRENDER OF PROPERTIES

Either Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participant, by special warranty deed and without cost to the objecting Participant, all of the abandoning Participant’s interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those to which both Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

ARTICLE XV

SUPPLEMENTAL BUSINESS AGREEMENT

At any time during the term of this Agreement, the Management Committee may determine by unanimous vote of both Participants that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Properties will comprise an area of interest under a separate business arrangement (“Supplemental Business”), and the Participants shall enter into a new agreement (“Supplemental Business Agreement”) for the purpose of further exploring, analyzing, developing, and mining such portion of the Properties. The Supplemental Business Agreement shall be in substantially the same form as this Agreement, with rights and interests of the Participants in the Supplemental Business identical to the rights and interests of the Participants in this Business at the time of the designation, unless otherwise agreed by the Participants, and with the Participants agreeing to new Capital and Equity Accounts and other terms necessary for the Supplemental Business Agreement to comply with the nature and purpose of the designation. Following execution of the Supplemental Business

Agreement, this Agreement shall terminate insofar as it affects the Properties covered by the Supplemental Business Agreement.

ARTICLE XVI

TRANSFER OF INTEREST; PREEMPTIVE RIGHT

16.1            General.                       A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article XVI.

16.2            Limitations on Free Transferability.   Any Transfer by either Participant under Section 16.1 shall be subject to the following limitations:

(a)                      Neither Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;

(b)                     No transferee of all or any part of a Participant’s Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in Subsections 16.2(g) and 16.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant;

(c)                      Neither Participant, without the consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

(d)                     No Transfer permitted by this Article XVI shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

(e)                      In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:

(i)                          agree, as between themselves, that one of them is authorized to act as the sole agent (“Agent”) on their behalf with respect to all matters pertaining to this Agreement and the Business; and

(ii)                       notify the other Participant of the designation of the Agent, and in such notice warrant and represent to other Participant that:

(A)                   the Agent has the sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Business;

(B)                     the other Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and

(C)                     all decisions of, notices and other communications from, and failures to respond by, the other Participant to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participant, which notice must conform to Subsection 16.2(f)(ii).

(f)                        If the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Participant’s financing payment or performance of that Participant’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under Section 6.7). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (“Chargee”) first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:

(i)                          the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(ii)                       the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least sixty (60) days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee’s notice to the other Participant of its intent to sell the encumbering Participant’s Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant’s Participating Interest at a public sale; and

(iii)                    the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant’s Participating Interest;

(h)                     If a sale or other commitment or disposition of Products or proceeds from the sale of Products by either Participant upon distribution to it pursuant to Article XI creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement including, without limitation, Section 6.7.

16.3            Preemptive Right. Any Transfer by either Participant under Section 16.1 and any Transfer by an Affiliate of Control of either Participant shall be subject to a preemptive right of the other Participant to the extent provided in Exhibit H. Failure of a Participant’s Affiliate to comply with this Article XVI and Exhibit H shall be a breach by such Participant of this Agreement.

16.4            Credit Facility Agreement Exemption. The Participants hereby expressly acknowledge and consent to the grant by Thompson Creek of security interests over its Participating Interest to Nissho Iwai Corporation, and that the limitations, conditions and further requirements in this Agreement regarding the granting, exercise, enforcement and realization of security interests and encumbrances (including without limitation those contained in Subsection 16.2(f)), and the limitations on Transfer contained herein, shall not be applicable to the granting of such security interests or the enforcement and realization thereof by Nissho Iwai Corporation, including the realization of security over Thompson Creek’s Participating Interest.

16.5            Security Restitution.                          No Participant shall be under any obligation whatsoever to permit the Assets to be charged as security. However, if as an accommodation to facilitate the granting of security for the indebtedness of one Participant, the other Participant has permitted the Assets as a whole to be charged, and, if there ultimately is a realization upon such security, the Participant in respect of whose indebtedness the security was granted will forthwith indemnify and hold harmless the other Participant for an amount equal to the product of (a) the latter’s Participating Interest in the Joint Venture, and (b) the gross proceeds of disposition of the Assets disposed of pursuant to such security.

ARTICLE XVII

DISPUTES

17.1            Governing Law.                    Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, Canada, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

17.2            Forum.                               The parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia, Canada.

17.3            Dispute Resolution.                                 All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Participants shall be resolved in accordance with applicable Law. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Participant shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE XVIII

CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION

18.1            Business Information.                   All Business Information shall be owned jointly by the Participants as their Participating Interests are determined pursuant to this Agreement. Both before and after the termination of the Business, all Business Information may be used by either Participant for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Participant. Except as provided in Sections 18.2 and 18.3, or with the prior written consent of the other Participant, each Participant shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

18.2            Permitted Disclosure of Confidential Business Information.                          Either Participant may disclose Business Information that is Confidential Information: (a) to a Participant’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant’s performance of its obligations under this Agreement; (b) to any party to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant; or (d) to a third party with whom the disclosing Participant contemplates any independent business activity or operation.

The Participant disclosing Confidential Information pursuant to this Section 18.2, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 18.2 and who have agreed in writing to be bound by confidentiality provisions consistent herewith to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XVIII. Such writing shall not preclude parties described in Subsection 18.2 from discussing and completing a Transfer with the other Participant. The Participant disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

18.3            Disclosure Required By Law.                Notwithstanding anything contained in this Article XVIII, a Participant may disclose any Confidential Information if, in the opinion of the disclosing Participant’s legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant.

Prior to any disclosure of Confidential Information under this Section 18.3, the disclosing Participant shall give the other Participant at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential

Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participant in intervention in any such proceeding.

18.4            Public Announcements.   Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Participant shall first consult with the other Participant as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Participant, there is not sufficient time to consult with the other Participant before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Participant shall notify the other Participant, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Participant before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by either Participant relating to this Business shall also identify the other Participant.

18.5            Other Permitted Disclosures.             Business information and Confidential Information shall not include:

(a)                    information which is in the public domain at the time of disclosure to the other Participant;

(b)                   information obtained from third party sources with full right of disclosure; and

(c)                    information which is subsequently provided to the public.

ARTICLE XIX

GENERAL PROVISIONS

19.1 Notices. All notices, payments and other required or permitted communications (“Notices”) to either Participant shall be in writing, and shall be addressed respectively as follows:

If to Thompson Creek:	Thompson Creek Mining Ltd.
5241 South Quebec Street, Suite 103
Englewood, Colorado 80111
Attention:	F. Steven Mooney
Telephone:	(303) 740-9022
Facsimile:	(303) 740-9016

If to Nissho Iwai:	Nissho Iwai Moly Resources Inc.
c/o Nissho Iwai Canada, Ltd.
Suite 2624-1055 Dunsmuir Street,
Vancouver, British Columbia
Canada V7X1L3
Attention:	Mr. S. Yoshimoto
Telephone:	(604) 684-8351
Facsimile:	(604) 687-8512

With a Copy to:	Nissho Iwai Corporation
Metal and Ore Department
Attention:	Mr. S. Okue
4-5, Akasaka 2-chome, Minato-ku.
Tokyo 107 Japan
Telephone:	011-81-33-588-2381
Facsimile:	011-81-33-588-4816

All Notices shall be given (a) by personal delivery to the Participant, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such confirmed communication. Either Participant may change its address by Notice to the other Participant.

19.2            Gender.                           The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

19.3            Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

19.4            Headings.                The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

19.5            Waiver.                           The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant’s right thereafter to enforce any provision or exercise any right.

19.6            Modification.                                  No modification of this Agreement shall be valid unless made in writing and duly executed by both Participants.

19.7            Force Majeure.                      Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with then current Operations.

19.8            Rule Against Perpetuities.                              The Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

19.9            Further Assurances.                          Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing. Nissho Iwai will, from time to time, perform the obligations of Nissho Iwai under this Agreement in such a way that no breach of this Agreement by Nissho Iwai would constitute default by Thompson Creek under the Credit Facility Agreement or the security granted pursuant to it which default would not exist but for the breach hereof by Nissho Iwai.

19.10     Entire Agreement; Successors and Assigns.    This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

19.11     Memorandum.                           At the request of either Participant, a Memorandum or short form of this Agreement, or a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached) shall be prepared by the Manager, executed and acknowledged by both Participants, and delivered to the Manager for recording and filing in those appropriate recording districts as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. The Manager shall record and file in the proper recording offices, all such documents delivered to it by the Participants. Unless both Participants agree, this Agreement shall not be recorded.

19.12     Counterparts.                             This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Thompson Creek Mining Ltd.
By	/s/ Illegible
President

Nissho Iwai Moly Resources, Inc.
By	/s/ Illegible
Chairman

EXHIBIT A

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By and Between

Thompson Creek Mining Ltd.

And

Nissho Iwai Moly Resources, Inc.

ASSETS AND AREA OF INTEREST

1.1                    PROPERTIES, PERSONAL PROPERTY AND TITLE EXCEPTIONS

The “Assets” and “Properties” for the purposes of this Agreement shall include all “Assets” as that term is defined in the “Asset Sale Agreement” entered into between Placer Dome (CLA) Limited as the Vendor of the First Part and Thompson Creek, Thompson Creek Mining Co. of the Second Part providing for the transfer of the Endako Mine, British Columbia, Canada.

1.2                    AREA OF INTEREST

All property and mineral rights lying within a two mile radius of any parcels of real property or mineral rights included within the “Assets” referred to in paragraph 1.1 of this Exhibit A.

EXHIBIT A

EXHIBIT B

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

Thompson Creek Mining, Ltd.

And

Nissho Iwai Corporation

ACCOUNTING PROCEDURES

The financing and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise herein.

The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations. It is the intent of the Participants that neither of them shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager. The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of these Accounting Procedures and those of the Agreement, the provisions of the Agreement shall control.

ARTICLE I

GENERAL PROVISIONS

1.1                     General Accounting Records.                  The Manager shall maintain detailed and comprehensive cost accounting records in accordance with these Canadian generally accepted accounting principles and Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, regulatory, or legal reporting purposes related to the Business. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.2                     Cash Management.

(a)                      Simultaneously with the execution of this Agreement, Nissho Iwai and Thompson Creek shall initially open and maintain the Joint Accounts for the purpose

EXHIBIT B

of receiving and disbursing all revenues generated by the Endako Joint Venture and capital contributions from Thompson Creek and Nissho Iwai. Amounts may be withdrawn from the Joint Accounts the Environmental Compliance Fund only in accordance with the following instructions:

(i)                       by written instructions or authorizations signed by authorized signatories of both Nissho Iwai and Thompson Creek if the amount to be withdrawn exceeds U.S.$100,000, provided that amounts greater than U.S.$100,000 for payments of utilities such as electricity, water or gas or for payments of wages to regular hourly workers at the Endako Mine and salaried employees of the Endako Joint Venture regularly employed at the Endako mine site may be withdrawn from the Joint Accounts pursuant to Subsection 1.2(a)(ii); and

(ii)                    by written instructions or authorizations signed by authorized signatories of Thompson Creek singly if the amount to be withdrawn is equal to or less than U.S.$100,000 or for payments for utilities such as electricity, water or gas for payments of wages to regular hourly workers at the Endako Mine and salaried employees of the Endako Joint Venture regularly employed at the Endako mine site, or payments to regulatory agencies.

(b)                      All expenses of the Endako mine and Endako Joint Venture shall be paid only from the Joint Accounts (and with regard to certain environmental expenses, the Environmental Compliance Fund). For so long as any of Thompson Creek’s obligations under the Credit Facility Agreement remain outstanding, in case of a shortage of funds available in any month in the Joint Accounts necessary to cover operation expenses (other than by reason of Nissho Iwai’s failure to meet cash calls in accordance with Article X) (a “Shortage”), Thompson Creek shall:

(i)                       forthwith after the Initial Shortage occurs, remit to the Joint Accounts an amount equal to the lesser of the Aggregate Escrow Contributions and such Initial Shortage; and

(ii)                    forthwith after the occurrence of any subsequent Shortage, remit to the Joint Accounts an amount equal to the lesser of (x) the amount of such Shortage and (y) the then current Aggregate Escrow Contributions minus the cumulative amount of remittances made pursuant to Sections 1.2(b)(I) and (ii) remitted since and including the Initial Shortage,

EXHIBIT B

                                  and the remaining balance of any Shortage shall be remitted to the Joint Accounts by Nissho Iwai and Thompson Creek in proportion to their respective Participating Interests.

1.3                     Statements and Billings.            The Manager shall prepare statements and bill the Participants as provided in Article X of the Agreement. Payment of any such billings by either Participant, including the Manager, shall not prejudice such Participant’s right to protest or question the correctness thereof for a period not to exceed twelve (12) months following the calendar year during which such billings were received by such Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twelve (12) month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Paragraphs 5.1 and 5.2.

ARTICLE II

CHARGES TO BUSINESS ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:

2.                           Property Acquisition Costs, Rentals, Royalties and Other Payments.                       All property acquisition and holding costs, including Governmental Fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

2.2                     Labor and Employee Benefits

(a)                      Salaries, wages and bonus (if applicable) of the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

(b)                     The Manager’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subparagraph 2.2. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

EXHIBIT B

(c)                      The Manager’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, and other benefit plans of a like nature applicable to salaries, wages and bonus chargeable under Subparagraphs 2.2(a) provided that the plans are limited to the extent feasible to those customary in the industry.

(d)                     Cost of assessments imposed by governmental authority that are applicable to salaries, wages and bonuses chargeable under Subparagraph 2.2(a), including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.3                     Materials, Equipment and Supplies.                      The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by either Participant as provided in Paragraph 3.1. The Manager shall purchase or furnish only so much Material as may be required for efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4                     Equipment and Facilities Furnished by Manager.                      The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5                     Transportation.                      Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.

2.6                     Contract Services and Utilities.           The cost of contract services and utilities procured from outside sources, other than services described in Paragraphs 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Operations. The cost of professional consultant services procured from outside sources in excess of One Hundred Thousand Dollars ($100,000.00) per annum per contract shall not be charged to the Business Account unless approved by the Management Committee.

EXHIBIT B

2.7                     Insurance Premiums.                              Premiums paid for insurance required to be carried for Operations for the protection of the Participants.

2.8                     Damages and Losses.                        All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

2.9                     Legal and Regulatory Expense.           Except as otherwise provided in Paragraph 2.13, all legal and regulatory costs and expenses incurred in or resulting from Operations or necessary to protect or recover the Assets of the Business, including costs of title investigation and title curative services. All attorneys fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of One Hundred Thousand Dollars ($100,000.00) per annum shall not be charged to the Business Account unless approved by the Management Committee.

2.10     Audit.   Cost of annual audits under Subsection 10.6(a) of the Agreement.

2.11 Taxes.             All taxes, assessments and like charges on Operations and Assets which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for taxes determined or measured by a Participant’s sales revenue or net income.

2.12               Administrative Charge.

(a)                      Each month in arrears, the Manager shall charge the Business Account a sum equal to *** of the Joint Venture’s sales revenue for which the Joint Venture has received payment during the month then ended from sales by Thompson Creek and Nissho Iwai, which shall be a liquidated amount to compensate the Manager for services rendered on behalf of the joint venture by employees of affiliates of Manager in the Denver office, office overhead and general and administrative expenses which shall be in lieu of any other management fee (“Administration Charge”). Provided always that in each fiscal year of this Joint Venture, the Administration Charge shall not be less than *** per annum (or a pro rata portion thereof if the fiscal year is less than 12 months).

EXHIBIT B

(b)                     The Management Committee shall annually review the administrative charges and shall amend the rate if it is found to be insufficient based on the principle that the Manager shall not suffer a loss and should be fairly and adequately compensated for its costs and expenses.

2.13               Environmental Compliance Fund.                                  Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Business, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Participants as provided in Subsection 8.2(p).

2.14               Other Expenditures.                                   Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

2.15               Letter of Credit.                      All fees changed to Nissho Iwai or Nissho Iwai Corporation by Bank of Tokyo - Mitsubishi Ltd. In connection with the issuance of the letter of credit dated June 12, 1997 in the amount of Cdn.$5,804,000.00 in favour of British Columbia Ministry of Employment and Investment, Energy and Minerals Division, together with a guarantee fee equal to one-tenth of one percent (.1%)% of the Letter of Credit amount, shall be paid from the Joint Account to NIMO upon its submission of an invoice for such amount.

ARTICLE III

BASIS OF CHARGES TO BUSINESS ACCOUNT

3.1                     Purchases.            Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

3.2                     Material Furnished by a Participant for Use in the Business.                                 Any Material furnished by either Participant for use in the Business or distributed to either Participant by the Manager shall be priced on the following basis:

(a)                      New Material:                               New Material furnished by either Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like

EXHIBIT B

Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (herein called “New Price”).

(b)                     Used Material.

(i)                          Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

(A)                   Used Material furnished by either Participant shall be priced at seventy-five percent (75%) of the New Price;

(B)                     Used Material distributed to either Participant shall be priced (I) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.

(ii)                       Other used Material finished by either Participant that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

(iii)                    Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

(iv)                   All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.

(c)                      Obsolete Material.       Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

3.3                     Premium Prices.                      Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is

EXHIBIT B

to be billed, whereupon either Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.

3.4                     Warranty of Material Furnished by the Manager or Participants.          Neither Participant warrants any Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE IV

DISPOSAL OF MATERIAL

4.1                     Disposition Generally.                      The Manager shall have no obligation to purchase either Participant’s interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Paragraph 4.2.

4.2                     Distribution to Participants.                            Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Business Account on the basis provided in Paragraph 3.2.

4.3                     Sales.    Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

ARTICLE V

INVENTORIES

5.1                     Periodic Inventories, Notice and Representations.                At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties, and the expense of conducting such periodic inventories shall be charged to the Business Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.

5.2                     Reconciliation and Adjustment of Inventories.                                  Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Business only for shortages due to lack of reasonable diligence.

EXHIBIT B

EXHIBIT C

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By and Between

Thompson Creek Mining Ltd.

And

Nissho Iwai Moly Resources, Inc.

Interim Long Term Production Plan

	Partial
	YEAR	YEAR	YEAR	YEAR	YEAR	YEAR	YEAR	YEAR	YEAR	YEAR	TOTAL
	1	2	3	4	5	6	7	8	9	10	MINE
	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006
Production	0.50
Ora Mined (M Tonnes)	5,123	10,245	10,245	10,245	10,245	10,245	10,245	10,245	4,503	0	81,341
Stockpile Milled	0	0	0	0	0	0	0	0	0	0	0
Waste Mined (M Tonnes)	3,128	6,255	6,255	6,255	6,255	6,255	6,255	6,255	2,740	0	49,653
Total Production (M Tonnes)	8,250	16,500	16,500	16,500	16,500	16,500	16,500	16,500	7,243	0	130,993
Strip Ratio	0.61	0.61	0.61	0.61	0.61	0.61	0.61	0.00	0.00	0.00	0.61
Ore Grade (%-Mo62)	0.127%	0.130%	0.122%	0.115%	0.130%	0.135%	0.131%	0.123%	0.110%	0.000%
Ore Grade (%-Mo)	0.075%	0.077%	0.072%	0.068%	0.077%	0.080%	0.078%	0.073%	0.065%	0.000%	0.075%
Stockpile Grade (%-MoS2)	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
Stockpile Grade (%)	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%
Ore & Stockpile Grade (%)	0.075%	0.077%	0.072%	0.068%	0.077%	0.080%	0.078%	0.073%	0.065%	0.000%	0.075%

EXHIBIT D

To

 EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

Thompson Creek Mining Ltd.

And

Nissho Iwai Moly Resources, Inc.

DEFINITIONS

“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Participant.

“Aggregate Escrow Contributions” means the aggregate of (i) the amount of funds in the Escrow Account at the relevant time and (ii) the aggregate amount of funds removed from the Escrow Account by Nissho Iwai Corporation in accordance with the Escrow Agreement and the Credit Agreement.

“Agreement” means this Exploration, Development and Mine Operating Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

“Area of Interest” means the area described in Paragraph 1.2 of Exhibit A.

“Assets” means the Properties, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Participants hereunder.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Participants with respect to a Program.

“Business” means the contractual relationship of the Participants under this Agreement.

“Business Account” means the account maintained by the Manager for the Business in accordance with Exhibit B.

“Business Information” means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation,

Confidential Information), developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement.

“Capital Account” means the account maintained for each Participant in accordance with Exhibit C.

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Participant.

“Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (I) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“Cover Payment” shall have the meaning as set forth in Section 10.4 of the Agreement.

“Credit Facility Agreement” means the Credit Facility Agreement dated June 9, 1997 between Nissho Iwai Corporation, as Lender, and Thompson Creek, as Borrower.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

“Effective Date” means the date set forth in the preamble to this Agreement.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (I) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

“Equity Account” means the account maintained for each Participant by the Manager in accordance with Subsection 8.2(1) of the Agreement.

“Escrow Account” means the escrow account established by Nissho Iwai Corporation, as Lender, and Thompson Creek, as Borrower, pursuant to the Credit Facility Agreement and the Escrow Agreement.

“Escrow Agreement” means the escrow agreement dated June 12, 1997 among Thompson Creek, Nissho Iwai Corporation and Montreal Trust Company of Canada.

“Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.

“Expansion” or “Modification” means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods. An increase or change shall be deemed “material” if it is anticipated to cost more than Five Hundred Thousand Dollars ($500,000).

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

“Feasibility Study” means a report to be prepared following selection by the Management Committee of a development and mining plan. The Feasibility Study shall include a review of information presented in any Pre-Feasibility Studies. The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.

“Initial Contribution” means that contribution each Participant has made or agrees to make pursuant to Section 5.1 of the Agreement.

“Initial Shortage” means, the first Shortage to occur after the execution of this Agreement.

“Joint Accounts” means accounts numbered 90-10211, 90-10319, 90-21116, 03-23217, 90-21213 and 03-23314 with the Canadian Imperial Bank of Commerce, or such other accounts as the participants shall agree.

“Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Management Committee” means the committee established under Article VII of the Agreement.

“Manager” means the Participant appointed under Article VIII of the Agreement to manage Operations, or any successor Manager.

“Mining” means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

“Net Proceeds” means certain amounts calculated as provided in Exhibit E, which may be payable to a Participant under Subsections 6.3 (b) or 10.5(b) of the Agreement.

“Operations” means the activities carried out under this Agreement.

“Participant” means Thompson Creek or Nissho Iwai, or any permitted successor or assign of Thompson Creek or Nissho Iwai under the Agreement.

“Participating Interest” means the percentage interest representing the ownership interest of a Participant in the Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two decimal places as follows: Decimals of ..005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%). The initial Participating Interests of the Participants are set forth in Section 6.1 of the Agreement.

“Pre-Feasibility Studies” means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Properties.

“Prime Rate” means the interest rate quoted and published as “Prime” as published in The Wall Street Journal, under the heading “Money Rate,” as the rate may change from day to day.

“Production Plan” means the plan attached as Exhibit C and any amendments or replacements thereof from time to time approved pursuant to Subsection 7.2(b) of the Agreement.

“Products” means all ores, minerals and mineral resources produced from the Properties.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

“Program Period” means the time period covered by an adopted Program and Budget.

“Project Financing” means any financing approved by the Management Committee and obtained by the Participants for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Participant to finance payment or performance of its obligations under the Agreement.

“Properties” means those interests in real property described in Paragraph 1.1 of Exhibit A and all other interests in real property within the Area of Interest that are acquired and held subject to the Agreement.

“Recalculated Participating Interest” means the reduced Participating Interest of a Participant as recalculated under Sections 9.5, 9.6 or 10.5 of the Agreement.

“Reduced Participant” means a Participant whose Participating Interest is reduced under Sections 9.5 or 10.5 of the Agreement.

“Security Documents” has the meaning given to it in the Credit Facility Agreement.

“Shortage” has the meaning given to it in Subsection 1.2(b) of Exhibit B.

“Transfer” means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Subsection 8.2(j) and Section 8.6 of the Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

EXHIBIT E

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

Thompson Creek Mining Ltd.

And

Nissho Iwai Moly Resources Inc.

NET PROCEEDS CALCULATION

1.1                     Income and Expenses.                      Net Proceeds shall be calculated by deducting from the Gross Revenue (as defined below) realized (or deemed to be realized), such costs and expenses attributable to Exploration, Development, Mining, and other Operations as would be deductible under generally accepted accounting principles and practices consistently applied, including without limitation:

(a)                      All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use;

(b)                     Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, license fees and governmental levies of a similar nature;

(c)                      Allowance for overhead in accordance with Paragraph 2.13 of Exhibit B;

(d)                     All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry;

(e)                      All amounts payable to the remaining Participant during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

(f)                        The actual cost of investment under the Agreement but prior to beginning of Mining, which shall include all expenditures for Exploration and Development of the Properties incurred by the non-withdrawing Participant both prior and subsequent to the withdrawing Participant acquiring a Net Proceeds interest;

EXHIBIT E

(g)                     Interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by law;

(h)                     An allowance for reasonable working capital and inventory;

(i)                         Costs of funding the Environmental Compliance Fund as provided in Paragraph 2.14 of Exhibit B;

(j)                         Actual costs of Operations; and

(k)                      Rental, royalty, production, and purchase payments.

For purposes hereof, the term “Gross Revenue” shall mean the sum of (I) gross receipts from sale of Products, less any charges for sampling, assaying, or penalties; (ii) gross receipts from the sale or other disposition of Assets; (iii) insurance proceeds; (iv) compensation for expropriation of Assets; and (v) judgment proceeds. Gross receipts for sale of Products shall be determined by sales price received by the remaining Participant.

It is intended that the remaining Participant shall recoup from Gross Revenue all of its on-going contributions for Exploration, Development, Mining, Expansion and Modification and marketing Products before any Net Proceeds are distributed to any person holding a Net Proceeds interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are processed by the remaining Participant, or are sold to an Affiliate of the remaining Participant, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to an arm’s length purchaser FOB the concentrator for the Properties, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

1.2                     Payment of Net Proceeds.   Payments of Net Proceeds shall commence in the calendar quarter following the calendar quarter in which Net Proceeds are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Proceeds payments shall have the right to audit such payments following receipt of each payment by giving notice to the remaining Participant and by conducting such audit in accordance with Section 10.6 of the Agreement. Costs of such an audit shall be borne by the holder of the Net Proceeds interest described herein.

1.3                     Definitions.  All capitalized words and terms used herein have the same meaning as in the Agreement.

EXHIBIT E

EXHIBIT F

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

Thompson Creek Mining Ltd.

And

Nissho Iwai Moly Resources, Inc.

INSURANCE

Manager shall for so long as any of its obligations under the Credit Facility Agreement remain outstanding keep the properties and assets comprising the Endako Mine insured in accordance with the Credit Facility Agreement, and thereafter against such losses as are insured against by comparable corporations engaged in comparable businesses. Manager shall cause the Endako Joint Venture to maintain public liability insurance in such amounts and against such risks as is normally carried by entities engaged in comparable businesses and business interruption insurance of a type and in amounts similar to that carried by comparable corporations engaged in comparable businesses. Each insurance policy shall, where applicable, (i) be written by insurers with a corporate debt rating of Aa and claims paid rating of Aaa, as rated by Moody’s Investors Service Inc., and (ii) include a standard mortgage clause, (iii) provide for 30 days’ written notice to Nissho Iwai, of any proposed cancellation or non-renewal of any such policy or deletion of any coverages thereunder or of any property covered thereby, and (iv) include both Manager as representative of its 75% ownership interest and the 25% ownership interest of Nissho Iwai as named insurers and Manager shall, upon request, provide Nissho Iwai with copies of all insurance policies together with evidence of payment of all premiums due thereon. If the Manager fails to perform duly or punctually any obligation under this Exhibit F, Nissho Iwai may obtain such insurance and all expenses therefor shall be paid by the parties in accordance with their respective Participating Interests.

EXHIBIT F

EXHIBIT G

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

Thompson Creek Mining Ltd.

And

Nissho Iwai Moly Resources, Inc.

INITIAL PROGRAM AND BUDGET

The Placer Dome 1997 Control Budget will be utilized for operations and cost purposes until the first Program and Budget under Subsection 9.3 is approved.

EXHIBIT G

EXHIBIT H

To

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

By And Between

Thompson Creek Mining Ltd.

And

Nissho Iwai Moly Resources, Inc.

PREEMPTIVE RIGHTS

1.1                     Preemptive Rights.  If either Participant intends to Transfer all or any part of its Participating Interest, or an Affiliate of either Participant intends to Transfer Control of such Participant (“Transferring Entity”), such Participant shall promptly notify the other Participant of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other Participant shall have sixty (60) days from the date such notice is delivered to notify the Transferring Entity (and the Participant if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other Participant shall be consummated promptly after notice of such election is delivered;

(a)                      If the other Participant fails to so elect within the period provided for above, the Transferring Entity shall have sixty (60) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the other Participant in the aforementioned notice;

(b)                     If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Paragraph.

1.2                     Exceptions to Preemptive Right.      Paragraph 1.1 above shall not apply to the following:

EXHIBIT H

(a)                       Transfer by either Participant of all or any part of its Participating Interest to an Affiliate;

(b)                      Incorporation of either Participant, or corporate consolidation or reorganization of either Participant by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

(c)                       Corporate merger or amalgamation involving either Participant by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

(d)                      the transfer of Control of either Participant by an Affiliate to such Participant or to another Affiliate;

(e)                       subject to Subsection 16.2(g) of the Agreement, the grant by either Participant of a security interest in its Participating Interest by Encumbrance;

(f)                         the creation by any Affiliate of either Participant of an Encumbrance affecting its Control of such Participant; or

(g)                      a sale or other commitment or disposition of Products or proceeds from sale of Products by either Participant upon distribution to it pursuant to Article XI of the Agreement.

EXHIBIT H